EXHIBIT 10.10
Side letter to the agreement made the 14th November 2007
between Vicon Industries Ltd and Christopher J Wall

The following salary and bonus arrangements for Christopher J Wall will apply for the fiscal year ending 30 September 2010:

1.	Salary

Your basic salary will remain at £103,000 per annum.

2.	Bonus

A profit-related bonus will be paid based upon the sales and the pre-tax profit of the consolidated results of Vicon Industries Ltd and Vicon Deutschland GmbH. The calculation will be as follows:

A bonus will be paid at the end of the financial year based on the audited consolidated sales and the pre-tax operating profit before this bonus. Pre-tax operating profits are defined as consolidated profit before tax but after adding back any R&D charges from Vicon Israel (under an R&D Services Agreement dated 1st October 2000 and as Amended on 1st October 2002) and Vicon US (under an R&D Agreement dated 1st October 2006).

The profit-related bonus will be calculated based on the following formula:

Consolidated sales	% of pre-tax operating profit payment

Less than £12.5m	3.0%
Between £12.5m and £13.25m	4.5%
Between £13.25m and £14.0m	5.5%
Above £14.0m	6.5%

Any other adjustments to the pre-tax operating profit shall be agreed in writing prior to inclusion in the UK accounts.

Any further bonus payments for results exceeding those set out here will be at the discretion of the Board of Directors.

Agreed this 18th day of November 2009:

/s/ Kenneth M. Darby                                                                /s/ Christopher J. Wall
Kenneth M Darby                                                                      Christopher J Wall
Vicon Industries Ltd